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                                                                   EXHIBIT 12.01


                   UNITED CITIES GAS COMPANY AND SUBSIDIARIES

         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

                          FOR THE TWELVE MONTHS ENDED


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

(Unaudited, in thousands, except ratio amounts)
                                                    3-31-96   12-31-95   12-31-94   12-31-93   12-31-92   12-31-91
                                                    -------   --------   --------   --------   --------   --------
Fixed Charges, as defined:
   Interest on long-term debt...................... $14,038    $13,697    $14,026    $14,553    $12,965    $11,111
   Amortization of debt discount...................     237        227        227        220        181        233
                                                    -------    -------    -------    -------    -------    -------
      Total........................................ $14,275    $13,924    $14,253    $14,773    $13,146    $11,344
                                                    =======    =======    =======    =======    =======    =======
Earnings, as defined:
   Net income...................................... $13,982     $9,935    $12,093    $12,150    $10,218     $7,875
   Taxes on income.................................   9,258      6,970      6,503      5,681      5,171      2,564
   Fixed charges, as above.........................  14,275     13,924     14,253     14,773     13,146     11,344
                                                    -------    -------    -------    -------    -------    -------
      Total........................................ $37,515    $30,829    $32,849    $32,604    $28,535    $21,783
                                                    =======    =======    =======    =======    =======    =======

Ratio of Consolidated Earnings to Fixed Charges....    2.63       2.21       2.30       2.21       2.17       1.92
                                                    =======    =======    =======    =======    =======    =======
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